EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement (No. 333-239672) on Form S-3 and the registration statements (No.333-188010 and 333-266586) on Form S-8 of our reports dated March 3, 2026, with respect to the consolidated financial statements of United Parks & Resorts Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Orlando, Florida

March 3, 2026